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Power Integrations, Inc.
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June 4, 2009

To Power Integrations Stockholders:

This letter is to inform you of a commitment to amend our equity incentive plans, as well as a change to the agenda for our 2009 Annual Meeting of Stockholders, scheduled for June 8, 2009.

As you may know, RiskMetrics Group (RMG), formerly ISS, has recommended that stockholders withhold their votes from seven of the eight directors up for election.  This recommendation stems from a tender offer executed in December 2008, under which Power Integrations repurchased 2.4 million out-of-the-money employee stock options for $9.0 million.  According to RMG, this action was tantamount to a repricing of options, which they view unfavorably unless done with the approval of stockholders.

We respectfully disagree with the RMG recommendation, and note that Proxy Governance, Inc., another proxy-advisory firm, has recommended votes in favor of all eight directors, while Glass Lewis & Co. has recommended in favor of seven of the eight.  The board of directors, of which I am a member, carefully weighed the costs and benefits of the tender offer and concluded that it was in the best interests of our stockholders.  Our rationale for the tender offer was as follows:

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We do not believe the tender offer should be characterized as a “repricing.”  We recognize that the repricing of options is inherently dilutive to stockholders, and repricing is expressly prohibited under the terms of our 2007 Equity Incentive Plan.  By contrast, the tender offer was an anti-dilutive measure that reduced the number of outstanding options by approximately 30%.  Employees choosing to tender options did not, and will not, receive new grants intended to replace the tendered options.  In fact, we expect to grant substantially fewer options overall in 2009 compared to 2008.

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In crafting the tender offer, the board was careful to offer prices that would ensure a healthy level of participation without overpaying.  To that end, all prices offered were below the Black-Scholes values of the options at the time of the offer.  In the end, less than half of the eligible options were actually tendered – an indication that the pricing was not overly generous.

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The tender offer was important for employee morale and retention.  At the time of the tender offer, not only had virtually all of our outstanding options fallen well out of the money, but we had also implemented a salary freeze, suspended 401(k) profit-sharing contributions, eliminated bonuses, curtailed a number of employee benefits and eliminated a small number of positions in response to the drastic downturn in demand for semiconductor products in late 2008.

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Stock-based compensation expenses associated with the tendered options were accelerated into the fourth quarter of 2008, removing approximately $2 million per quarter from our ongoing run rate of GAAP operating expenses.

•	Submission of the tender offer for a stockholder vote was not practicable as it would have required a costly special meeting.

While the board stands behind its decision to conduct the tender offer, we also wish to be responsive to feedback from the investment community.  As such, the board has committed to modify our equity incentive plans to require stockholder approval for any future exchanges of stock options for cash or for new options with lower strike prices.  The changes will be adopted formally at our next regularly scheduled board meeting. The language in substantially the form to be added to our plans appears below.

In order to give stockholders adequate time to assimilate this information and cast their votes accordingly, we are extending the time available for the voting of proxies.  Our annual meeting will begin as scheduled on June 8, 2009 at 10:00 a.m. Pacific time, and will then be adjourned until June 18 at 10:00 a.m. Pacific time, at which time the meeting will be reconvened and the votes will be tallied.

Sincerely,

/s/ Balu Balakrishnan
Balu Balakrishnan
President and CEO
Power Integrations, Inc.

Form of language to be added to Power Integrations’ equity incentive plans:

Notwithstanding anything to the contrary set forth herein, except in connection with a corporate transaction involving the company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.